Exhibit 10.8

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

July 7, 2022	UBC File: F21-01150

ABT Innovations Inc.

#420 – 730 View St.

Victoria, British Columbia

Canada, V8W 3Y7

Re:	Collaborative Research Agreement between The University of British Columbia (“UBC”) and ABT Innovations Inc. (the “Sponsor”) effective as of June 2, 2021 (the “Agreement”); Amendment No. 1

UBC and the Sponsor have executed the Agreement and hereby agree to amend the Agreement as follows:

Article 1.1 (b) is hereby revised as follows:

(b)	“Contract Period” means the period commencing on the Effective Date and ending on August 31, 2023.

Article 1.1 (g) is hereby revised as follows:

(g)	“Project” means the research project as described in Schedule “B” including the amendment thereto as set out in Schedule “B-1” (attached to this Amendment No. 1).

Article 4.1 first paragraph is hereby revised as follows:

4.1	The Parties understand and agree that, subject to Article 4.4, and excluding any intellectual property related costs under Section 7, the total costs to the Sponsor hereunder will be $822,368.40 (Canadian funds). The Parties acknowledge that any budget categories that may be described in the Project are estimates only and that changes from category to category may be made at UBC’s discretion. The Sponsor will pay to UBC the amounts on the following due dates:

1)	Within 30 days of the Effective Date of this Agreement…......$124,114.20
2)	Within 4 months after the Effective Date of this Agreement . $124,114.20
3)	Within 30 days of the execution of Amendment No. 1….........$574,140.00

All other terms and conditions of the Agreement will remain in full force and effect and will continue for the duration of the Agreement. The Agreement and this Amendment No. 1 will be read together and constitute one agreement.

This Amendment to the Agreement may be signed in counterparts either through original copies or electronically each of which will be deemed an original and all of which will constitute the same instrument.

UBC University-Industry Liaison Office

103-6190 Agronomy Road, Vancouver, BC Canada, V6T 1Z3, 604 822-8580

SIGNED FOR AND ON BEHALF of THE UNIVERSITY OF BRITISH COLUMBIA by its authorized signatory:		SIGNED FOR AND ON BEHALF of ABT INNOVATIONS INC. by its authorized signatory:

Digitally signed by Jennifer Lynett Date: 2022.08.0909:55:51 -07’00’
Name:	Jennifer Lynett	Name:	Derrold Norgaard
Title:	Associate Director, UILO	Title:	Director
Date:	August 9, 2022	Date:	August 6, 2022

Dr. J.P. Heale
2022.08.09
16:53:31 -07’00’

Name:
Title:	Managing Director, UILO
Date:

Read and understood,

Dr. Robert Hancock UBC Department of Microbiology & Immunology
Date:	August 10, 2022

SCHEDULE “B-1”

AMENDMENT TO THE

RESEARCH PROPOSAL

AND BUDGET

Work proposal for ABT Innovations to Hancock Lab -2022-06-13

The Hancock lab has been actively developing novel peptide-based anti-infective molecules for several years. Several peptides from these families have yielded promising results as anti-biofilm, immune-modulato1y and anti-inflammato1y agents in in vitro assays and have demonstrated efficacy in various in vivo models of infection and inflammation. This has led to three patent families that have been assigned to UBC and licenced to ABT funovations Inc. ABT is preparing to advance several peptide candidates towards clinical trials for treatment options to address various types of biofilm and wound infections as well as inflammato1y conditions. It is proposed here to sub contract certain work to the Hancock Lab to perfo1m the necessaiy experiments to identify the most promising molecules for development and to move towards regulato1y approval and an IND application. This document briefly outlines the activity profile of the most promising peptide candidates and describes the experiments that will be supported in the Hancock Lab.

Identification of DJKS derivatives/variants

To date one of the most promising peptides has been DJK.5, which has excellent anti biofilm activity in animal and organoid models1,2. However this peptide has three issues; (i) it was included in a earlier patent not licenced to ABT and it appears unlikely that patent approval for this peptide can be obtained, (ii) it lacks excellent anti-inflammato1y and immunomodulato1y activity, which would provide an essential value-added in treating choric biofilm infections, and (iii) it has certain toxicity issues. In a previous sub-contract with the Hancock lab, several DJK.5 derivatives were identified that exhibited promising antibiofilm activity in vitro (Table 1). Two of these were doubly substituted derivatives of DJK.5 as positions 5 and 7 in the sequence. The other three combined po1iions of the DJK.5 sequence with other po1iions of other D-ainino acid peptides that have been evaluated in the Hancock lab.

Table 1 - Amino acid sequence of DJKS and five derivatives. All peptides are composed of D-amino acids (indicated in italics) and amidated at their C-te1minus (denoted by “-NH2”). Peptides are aligned based on their overlap with peptide DJK.5 and residues that are different from the arent e tide are indicated in bold.

Peptide Name	Previous peptide name	Sequence

DJKS	DJKS
AB008-D	DJKS-R5I7
AB009-D	DJKS-RSL7
AB101-D	Rl1002N8-DJKSC4
AB102-D	DJKSC-Rl1002N
AB103-D	DJKSC-DJKSN

Synthesis of these derivatives to >95% purity and evaluating their antibiofilm effects confirmed the antibiofilm activity identified in the screening assays. Potent in vitro biofilm inhibitory effects against both methicillin resistant Staphylococcus aureus (MRSA) and Pseudomonas aeruginosa PAO1 biofilms (Figure 1) were observed at concentration similar to or even lower than the parent peptide, DJK5.

Figure 1: Biofilm inhibition of DJK5 derived synthetic host defence peptides against MRSA USA300 LAC and P. aeruginosa PAO1.

Among the new DJK5 derivatives, AB101-D and AB103-D have demonstrated the most potent biofilm inhibition activity in vitro. Further experiments have also revealed potent biofilm eradication activity for these two peptides, better than or equal to DJK5 (Figure 2).

Further characterization of the DJK5 derivatives has revealed low in vitro cytotoxicity against human bronchial epithelial cells, keratinocyte cells lines and peripheral blood mononuclear cells. Sub-cutaneous injection of the DJK5 derivatives into mice revealed less toxic effects compared to DJK5 treatment. In addition, instillation of the peptides into mouse sinus cavities was well tolerated at doses comparable to effective concentrations of DJK5. Importantly, the efficacy of two of the DJK5 derivatives was enhanced in a recently described3 sinus model of bacterial infections (Figure 3) as well as an in vitro model of human skin infections (Not shown). Moreover, good anti-inflammatory effects have been observed for many of the DJK5 derivatives towards organotypic skin cells. This is an activity type that is largely lacking in the parent peptide, DJK5. These favourable pre-clinical experiments have revealed tremendous potential for these peptides to be further developed as novel anti-biofilm agents. These will be the subject of a patent filing that is proposed to be licenced to ABT.

Figure 2: Biofilm eradication activity of DJK5 derived synthetic host defence peptides AB101-D and AB103-D against preformed MRSA USA300 LAC and P. aeruginosa PAO1 biofilms. The effect of peptide on the biofilm biomass and metabolism were evaluated separately using crystal violet (CV, purple) and 2,3,5 Triphenyltetrazolium chloride (TTC, red) dyes, respectively.

Figure 3: Efficacy of DJK5 derived host defence peptides AB102-D and AB103-D in a murine model of sinus infections. Both DJK5 derivatives reduced the bacterial burden in the sinus cavities of mice to a greater extent than DJK5 treatment alone.

A key question that remains to advancing synthetic host defence peptides to the clinic is their potential for harmful toxic effects, particularly when administered at high concentrations. To date, the majority of studies that have examined the toxic effects of synthetic peptides only evaluate the hemolytic activity of the peptides in vitro but this activity does not necessarily translate to the toxic effects of the peptides that are observed in vivo. Previous work has suggested that some of these toxic effects may be due to the tendency of the peptide to aggregate at high concentrations4 as well as varying effects of peptides on different organ systems in the body (Hancock Lab, unpublished observations). Understanding the toxic effects of the peptides at high concentrations is important when determining appropriate dosages and potential routes of administrations. Therefore, part of the work to be performed in the Hancock Lab will be to formally characterize the toxic effects of these new derivatives when administered at high concentrations. This will be done by administering the peptides in mice both into the lungs as well as injecting them sub-cutaneously and then characterizing the physiological response through the use of histology as well as transcriptomics.

In addition, previous synergy studies between peptides and antibiotics have identified several candidate antibiotics that can potentiate the antibiofilm effects of the peptides. However, some of these antibiotics need to be dissolved in organic solvents which makes them difficult to formulate with the aqueous peptide solutions for various applications (eg. Combination treatments incorporated into wound dressings). Therefore, new potential synergistic relationships between the DJK5 derived peptides and water soluble antibiotics will be explored to identify potential combinations that can more readily be applied in combination with each other. In addition, the combination of peptides plus silver ions (a well known metal ion with potent antimicrobial activity) will also be assessed. A summary of the proposed research activities to be performed in the Hancock Lab are described below.

Synthetic peptide experiments to be performed in the Hancock Lab (priority order)

1.	Determine in vivo cytotoxicity profile of the DJK5 derived peptides via various administration routes (i.e. topical application, aspiration into lungs, sub dermal injection and intravenous injection). This will be performed with and without formulation that reduces toxicity.

2.	Characterize the mechanism of action underpinning the in vivo toxicity of peptides in vivo in the lungs and skin of mice. This will be performed using advanced transcriptomic studies as well as detailed histology characterization of peptide treated tissues

3.	Establish whether synergistic relationships exist between the new DJK5 derivatives and conventional antibiotics with a particular emphasis on water soluble antibiotics[1]. Promising combinations will be further probed in animal model experiments.

4.	Evaluate the antibiofilm activity of the most active peptides in a human skin organoid model of biofilm infections[2]. This will be performed for peptide alone, as well as in combination with water soluble antibiotics and/or silver ions.

5.	Evaluate the activity of the peptides with or without antibiotics in a murine model of bacterial sinusitis developed in the Hancock lab[3]. Bacteria species to be evaluated include MRSA and P. aeruginosa LESB58 as well as other known causes of sinusitis. Both reduction in bacterial load and bacterial induced inflammation will be determined as endpoints.

6.	Determine the efficacy of selected peptide derivatives in a murine model of abscess infection or biofilm-infected skin wounds (adaptation of the abscess model where biofilms are established in the area that cutaneous abscesses form). Bacteria to be evaluated include clinically relevant bacterial species, specifically methicillin resistant Staphylococcus aureus (MRSA) and P. aeruginosa LESB58, as well as other ESKAPE pathogens. Both reduction in bacterial load, cutaneous abscess pathology and bacterial-induced inflammation will be determined as endpoints.

7.	Incorporate the most promising peptide/antibiotic or peptide/silver combinations into advanced wound dressings (e.g. collagen matrix) to treat and prevent biofilm associated-wounds.

Reports, and proposed funding schedule

The current proposal will be performed over a period of 12 months and Reports will be provided every 6 months with funding being provide as 50% on initiation of this project, 40% after receipt of the first report and 10% after receipt of the second report.

References

1. Pletzer, D., Mansour, S. C. & Hancock, R. E. W. Synergy between conventional antibiotics and anti-biofilm peptides in a murine, sub-cutaneous abscess model caused by recalcitrant ESKAPE pathogens. PLoS Pathog. 14, e1007084 (2018).

2. Wu, B. (Catherine) et al. Human organoid biofilm model for assessing antibiofilm activity of novel agents. NPJ Biofilms Microbiomes 7, 1–13 (2021).

3. Alford, M. A. et al. Murine Model of Sinusitis Infection for Screening Antimicrobial and Immunomodulatory Therapies. Front Cell Infect Microbiol 11, 621081 (2021).

4. Haney, E. F., Wu, B., Lee, K., Hilchie, A. L. & Hancock, R. E. W. Aggregation and its influence on the immunomodulatory activity of synthetic innate defense regulator peptides. Cell Chemical Biology 24, 969-980.e4 (2017).

BUDGET ABT one year	One year budget to
	#
	FTE	CAD$	CAD$	CAD$	CAD$	CAD$	CAD$
PERSONNEL		SALARY	BENEFITS	TOTAL SALARY	TOTAL BENEFITS	TOTAL SAL AND BEN	TOTAL
Research Associate(s) (Susan/Evan/Grace)	1	$93,360	$14,400	$93,360.00	$14,400.00	$107,760	$107,760
Research Tech III (Noushin)	1.0	$55,434	$11,641	$55,434.00	$11,641.14	$67,075	$67,075
Research Tech IV (Reza)	0.5	$61,160	$16,540	$30,580.00	$8,270.00	$38,850	$38,850
Research Tech III (Travis)	0.2	$55,434	$11,641	$11,086.80	$2,328.23	$13,415	$13,415
				$-	$-	$-	$-
Total Salaries							$227,100

MATERIALS		COST
Peptides	5	$1,000		$5,000			$5,000
Organoid model studies	12	$3,000		$36,000			$36,000
ELISA kits, cytotoxicity kits	12	$1,000		$12,000			$12,000
Formulation supplies, services	1	$15,000		$15,000			$15,000
Animal model expts-mice, housing	12	$1,500		$18,000			$18,000
EM fees, histology	12	$1,000		$12,000			$12,000
RNA-Seq studies	18	$500		$9,000			$9,000
Misc lab supplies consumables , 3 FTE	12	$4,500		$54,000			$54,000
Portion of lab equipment service contracts (centrifuges, autoclaves, plate readers, water systems)	12	$1,500		$18,000			$18,000
Total Material and Supplies							$179,000

Open Access Publication	1	$4,000		$4,000			$4,000

Ethics fees UBC animal	1	$600		$600			$600
Ethics fees UBC biosafety	1	300		$300			$300
MICB Dept shared services fees	0.0065	574000		$3,731			$3,731
Total FEES							$4,631

SUB TOTAL							$410,100.17

UBC 40% overheads ON ALL COSTS							$164,040.07

TOTAL						CAD	$574,140

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